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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K




                                 CURRENT REPORT



                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



                          Date of Report: May 17, 2001



                              THE DIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)




         DELAWARE                                            51-0374887
(State or Other Jurisdiction of                              (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


15501 NORTH DIAL BOULEVARD
SCOTTSDALE, ARIZONA                                          85260-1619
(Address of Principal Executive Offices)                     (Zip Code)


Registrant's Telephone Number, Including Area Code (480) 754-3425.
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ITEM 5.  OTHER EVENTS.

On May 17, 2001, we amended our existing $450 million credit facility with our lenders. This amendment extended the short-term commitment under our credit facility from July 2001 to May 2002. Accordingly, borrowings under our credit facility now are on a revolving basis under commitments available until July 2005 for up to $270 million and under commitments now available until May 2002 for up to $180 million.

This amendment also changed some of the covenants included in our credit facility. The following discussion summarizes these changes and is qualified in its entirety by the specific terms of agreements, which are filed as exhibits to this Current Report on Form 8-K.

Under the new minimum net worth covenant, we now must maintain minimum net worth of at least 80% of such net worth as of March 31, 2001 plus 50% of net income subsequent thereto plus certain other additions to net worth. Losses up to agreed upon maximum amounts that are incurred in connection with any sale or other disposition of our Specialty Personal Care business and our businesses in Argentina will not be counted in determining compliance with this minimum net worth covenant as long as the businesses are sold or disposed of by the end of the quarter immediately following the quarter in which such losses were recorded.

Another new covenant provides that if we sell any businesses or other assets (excluding inventory sold in the ordinary course of business) or receive proceeds from any debt or equity financings, then our lenders' $450 million commitment will be permanently reduced in amounts equal to agreed upon percentages of the proceeds received from such transactions. These percentages range from 50% to 100% depending upon the type of transaction.

In addition, the amended credit facility now includes covenants that restrict our ability to increase our quarterly dividend, repurchase stock, distribute assets to stockholders, sell or otherwise dispose of our accounts receivable, and sell businesses or other assets for consideration other than cash. Further, the amended credit facility retains the same covenant concerning the maximum ratio of funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA).

ITEM 7. EXHIBITS.

(c) Exhibits

         10.1(a)  Second Amendment to Long Term Credit Agreement

         10.1(b)  Short Term Credit Agreement
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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


THE DIAL CORPORATION
May 17, 2000


/s/ Conrad A. Conrad
--------------------
Conrad A. Conrad
Executive Vice President and Chief Financial Officer
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                           Exhibit Index


Exhibit Number              Description

    10.1(a)      Second Amendment to Long Term Credit Agreement

    10.1(b)      Short Term Credit Agreement